                                                                    EXHIBIT 99.4

                             NIAGARA BANCORP, INC.
                         PROPOSED HOLDING COMPANY FOR
                             LOCKPORT SAVINGS BANK
                              LOCKPORT, NEW YORK



                         PROPOSED MARKETING MATERIALS

                            Marketing Materials for
                             Niagara Bancorp, Inc.
                              Lockport, New York


                               Table of Contents
                               -----------------


I.    Press Release
      A.  Explanation
      B.  Schedule
      C.  Distribution List
      D.  Press Release Examples

II.   Advertisements
      A.  Explanation
      B.  Schedule
      C.  Advertisement Examples

III.  Question and Answer Brochure
      A.  Explanation
      B.  Quantity and Method of Distribution
      C.  Example

IV.   Officer and Director Support Brochure
      A.  Explanation
      B.  Method of Distribution
      C.  Example

V.    IRA Mailing
      A.  Explanation
      B.  Quantity and Method of Distribution
      C.  IRA Mailing Example

VI.   Counter Cards and Lobby Posters
      A.  Explanation
      B.  Quantity

VII.  Invitations
      A.  Explanation
      B.  Quantity - Method of Distribution
      C.  Examples

VIII. Letters
      A.  Explanation
      B.  Method of Distribution
      C.  Examples

IX.   Proxygram
      A.  Explanation
      B.  Example

                              I.  Press Releases



A.   Explanation


     In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, the Bank will forward press releases to area newspapers, radio stations, etc. at various points during the Conversion and Reorganization process.

     Only press releases approved by Issuer's Counsel, and the FDIC and the New York State Banking Department will be forwarded for publication in any manner.

B.   Schedule

     1.   Approval of Conversion and Reorganization

     2.   Close of Stock Offering

                     National and Local Distribution List
                     ------------------------------------



The Bank should provide a supplemental distribution list that includes all local newspapers that it considers to be within its market area.

                               (TO BE PROVIDED)

Press Release                        FOR IMMEDIATE RELEASE
                                     ---------------------
                                     For More Information Contact:
                                     William E. Swan
                                     President and Chief Executive Officer
                                     Lockport Savings Bank
                                     (716) 625-7500



                             LOCKPORT SAVINGS BANK
                             ---------------------

              REORGANIZATION FROM MUTUAL HOLDING COMPANY TO STOCK
             ---------------------------------------------------

                           HOLDING COMPANY APPROVED
                           -------------------------



     William E. Swan, President and Chief Executive Officer of Lockport Savings Bank (the "Bank"), Lockport, New York-, announced today that the Bank has received approval from the Federal Deposit Insurance Corporation and the New York State Banking Department to reorganize from the mutual form of ownership to the mutual holding company form of organization. As part of the Reorganization, the Bank will become a wholly-owned subsidiary of Niagara Bancorp, Inc. ("Niagara Bancorp"), to serve as the holding company of the Bank.

     Pursuant to a plan of conversion and reorganization, Niagara Bancorp is offering up to ________ shares, subject to adjustment, of its common stock, at a price of $10.00 per share. The stock will be offered on a priority basis to depositors of the bank as of August 31, 1996, Niagara Bancorp's Employee Stock Ownership Plan and depositors of the Bank as of December 31, 1997. Concurrent with the Subscription Offering, and subject to availability, stock will be offered to persons who reside in Niagara, Erie, Orleans and Genessee Counties in Western New York State. The Subscription and Community Offering (together, the "Offering") will be managed by CIBC Oppenheimer Corp. of New York City and Trident Securities, Inc. of Raleigh, North Carolina. Prospectuses describing, among other things, the terms of the Offering will be mailed to eligible depositors of the Bank on or about February _____, 1998.

     As a result of the reorganization, the Bank will operate as a subsidiary of Niagara Bancorp. According to Mr. Swan, "Our day to day operations will not change as a result of the reorganization and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers or members of the community with questions concerning the reorganization should call the Stock Information Center at (716)
________________, or visit the Bank's main office at 55 East Avenue in Lockport.



This is neither an offer to sell nor a solicitation of an offer to buy the stock of Niagara Bancorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured by
                                                              ---
the Federal Deposit Insurance Corporation or any other government agency.

Press Release                        FOR IMMEDIATE RELEASE
                                     ---------------------
                                     For More Information Contact:
                                     William E. Swan
                                     President and Chief Executive Officer
                                     Lockport Savings Bank
                                     (716) 625-7500

         NIAGARA BANCORP, INC. COMPLETES REORGANIZATION AND STOCK SALE
        -------------------------------------------------------------

     Lockport, New York - (_______, 1998) William E. Swan, President and Chief Executive Officer of Lockport Savings Bank (the "Bank"), announced today that Niagara Bancorp, Inc. (the "Company"), the holding company for the Bank, will complete its stock offering on _________, 1998 in connection with the Bank's Conversion and Reorganization from the mutual form of organization to the mutual holding company form of organization. __________ shares were sold at $10.00 per share in connection with the stock offering.

     On ________, 1998, the Bank's Plan of Conversion and Reorganization was approved by the Bank's voting depositors at a Special Meeting.

     Mr. Swan indicated that the board of trustees of the Bank want to express their thanks for the response to the stock offering and that the Bank looks forward to continuing to serve the needs of its customers and the community as a stock institution. The offering was managed by CIBC Oppenheimer Corp. and Trident Securities, Inc. The stock is expected to commence trading on the Nasdaq National Market System under the symbol "______" on ___________, 1998.

                              II.  Advertisements

A.   Explanation

     The intended use of the attached advertisement "A" is to notify the Bank's customers and members of the local community that the Conversion and Reorganization offering is underway.

     The intended use of advertisement "B" is to remind the Bank's customers and members of the local community of the closing date of the stock offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following regulatory approval and run as often as weekly thereafter.

     2. Advertisement B - To be run during the last week of the subscription offering.

     The Bank may, depending upon the response from customers and the community, choose to run fewer ads or no ads at all.

Advertisement (A)
--------------------------------------------------------------------------------


This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, nor has such commission, or corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is unlawful.



NEW ISSUE                                                          _______, 1998
---------



                                ________ SHARES


                    These shares are being offered pursuant
              to a Plan of Conversion and Reorganization whereby


                             LOCKPORT SAVINGS BANK


                            Lockport, New York will
                   convert from the mutual form of ownership
              to the mutual holding company form of organization
                    and become a wholly-owned subsidiary of


                             NIAGARA BANCORP, INC.


                                 COMMON STOCK


                                _______________


                            PRICE $10.00 PER SHARE

                                _______________



              CIBC OPPENHEIMER CORP.    TRIDENT SECURITIES, INC.


               For a copy of the prospectus call (716) ________.

Copies of the Prospectus may be obtained in any State in which this announcement is circulated from the undersigned or such other brokers and dealers as may legally offer these securities in such state.

--------------------------------------------------------------------------------

Advertisement (B)
--------------------------------------------------------------------------------


                  ATTENTION: LOCKPORT SAVINGS BANK'S ELIGIBLE

                 DEPOSITORS AND MEMBERS OF OUR LOCAL COMMUNITY



                       _____________, IS THE DEADLINE TO

                     ORDER STOCK OF NIAGARA BANCORP, INC.


                  Eligible depositors of Lockport Savings Bank
            and members of our local community have the opportunity
              to invest in Lockport Savings Bank by subscribing
               for common stock in its proposed holding company
                             NIAGARA BANCORP, INC.



                 A Prospectus relating to these securities is
                   available at our office or by calling our
               Stock Information Center at (716) _____________.



                This announcement is not an offer to sell or a solicitation of an offer to buy the stock of Niagara Bancorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured
                  by the Federal Deposit Insurance Corporation
                        or any other government agency.


--------------------------------------------------------------------------------

                      III.  Question and Answer Brochure



A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any Conversion and Reorganization. It serves to answer some of the most commonly asked questions in "plain, everyday language". Although most of the answers are taken verbatim from the Prospectus, it saves a prospective investor from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all eligible account holders of the Bank.

     2.   Question and Answer brochures are available at the Bank.

     3. Question and Answer brochures are distributed in information packets at community meetings.

     4. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                       QUESTIONS AND ANSWERS CONCERNING
                          THE PLAN OF MUTUAL HOLDING
                            COMPANY REORGANIZATION


                             Lockport Savings Bank
                              Lockport, New York


    Questions and Answers Regarding the Subscription and Community Offering

                     MUTUAL HOLDING COMPANY REORGANIZATION

     Lockport Savings Bank's Board of Trustees have unanimously adopted a Plan of Reorganization pursuant to which Lockport Savings Bank (the "Bank") will reorganize from a New York chartered mutual savings bank into a New York chartered stock savings bank. As part of the Reorganization, the Bank will become a wholly owned subsidiary of a stock holding company (the "Holding Company") and the Holding Company will become a subsidiary of the Mutual Holding Company. In conjunction with this Reorganization, the Holding Company will offer up to 49% of its common stock in a stock offering to the depositors of the Bank. The remaining stock, which will not constitute less than a majority of the common stock, will be owned by the Mutual Holding Company.

     The Reorganization is subject to approval by the Bank's depositors and the appropriate regulatory authorities. Complete details on the Reorganization are contained in the Prospectus and Proxy Statement.

1.   Q.   WHAT WILL BE THE EFFECT OF THE REORGANIZATION?

     A.   $    The Bank will create a Holding Company named Niagara Bancorp,
               Inc. ("Niagara Bancorp") and a Mutual Holding Company as part of the Reorganization.
          .    Niagara Bancorp, Inc. will own 100% of the Bank's stock.
          .    The Mutual Holding Company will own no less than 51% of the stock of Niagara Bancorp.
          .    Stockholders will own no more than 49% of Niagara Bancorp.
          .    Qualifying depositors will receive subscription rights to
               purchase stock in Niagara Bancorp.

2.   Q.   WHAT IS THE REASON FOR THE CONVERSION AND REORGANIZATION?

     A. The Board of Trustees of Lockport Savings Bank has studied the issue of Mutual Holding Company Reorganizations for quite some time. With the many regulatory changes our industry faces today, the Board felt that being in the Mutual Holding Company form of ownership provided us with greater regulatory and capital structure flexibility to meet our future challenges.

          The Reorganization will permit the Holding Company to issue capital stock, which is a source of capital not available to mutual savings banks. If the Bank elected to undertake a standard conversion, applicable regulations would have required a greater amount of stock to be sold, resulting in the raising of an amount of capital that could not be effectively utilized by the Bank.

          The Reorganization will also provide the Bank with additional flexibility to structure and finance the expansion of it's operations including the possible acquisition of other financial institutions.
          At the same time, Lockport Savings Bank's mutual form of ownership and it's desire to remain an independent savings bank will be preserved. It is very important to the Bank to remain a community oriented institution focused on providing a high quality of service to our customers.

3.   Q.   WILL THE REORGANIZATION HAVE ANY EFFECT ON MY SAVINGS ACCOUNT OR LOAN
          ACCOUNT WITH THE BANK?

     A. No. CUSTOMERS WILL BE SERVED IN THE SAME OFFICES BY THE SAME STAFF. The Reorganization will not affect the amount, interest rate or withdrawal rights of deposit accounts, which will continue to be insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Likewise, the loan accounts and rights of borrowers will not be affected.

4.   Q.   WILL THERE BE CHANGES IN TRUSTEES, OFFICERS OR EMPLOYEES OF THE BANK
          AS A RESULT OF THE REORGANIZATION?

     A. No. Officers and employees of the Bank will continue in their current capacities. The trustees of the Bank will serve as the initial directors of the Holding Company.

5.   Q.   DOES THE COMPANY ANTICIPATE PAYING CASH DIVIDENDS ON THE HOLDING
          COMPANY'S COMMON STOCK?

     A. Niagara Bancorp intends to pay cash dividends at an initial annual rate of $___ per share. The Holding Company's ability to pay dividends will depend on the net proceeds retained from the Offerings and on dividends received from the Bank, which is subject to various regulatory restrictions on the payment of dividends.

6.   Q.   HOW WILL THE PROCEEDS FROM THE OFFERINGS BE USED?

     A. Net proceeds from the sale of the Stock are estimated to be between $____ million and $____ million. The Holding Company plans to contribute to the Bank ____% or $_______ of the net proceeds (at the midpoint) from the Offerings and retain the remainder of the net proceeds. The Holding Company intends to use a portion of the net proceeds retained by it to make a loan directly to an employee stock ownership plan (the "ESOP") to enable the ESOP to purchase ___% of the common stock. The remainder of the net proceeds retained by the Holding Company will initially be invested in short-term interest-bearing deposits and marketable securities.

          Funds retained by the Holding Company may be used to support the future expansion of operations and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion or acquisitions. Subject to applicable limitations, such funds also may be used in the future to repurchase shares of common stock. Funds contributed to the Bank from the Holding Company will be used for general business purposes. The proceeds will be used to support the Bank's lending and investment activities and thereby enhance the Bank's capabilities to service the borrowing and other financial needs of the communities it serves.

7.   Q.   HOW WILL THE COMMUNITY BENEFIT FROM THE REORGANIZATION?

     A. In conjunction with the Reorganization, the Board of Trustees expects to create a community foundation dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other similar community minded projects and organizations. The Bank expects to contribute to the Foundation an amount equal to 5% of the aggregate subscription price of the shares sold in the Offering. The foundation, which is subject to regulatory approval, is being created by the Bank to share the Bank's success with the local communities it serves.

                        VOTING - YOUR VOTE IS IMPORTANT

LOCKPORT SAVINGS BANK'S DEPOSITORS (AS DEFINED BELOW) ARE BEING ASKED TO APPROVE THE PLAN OF REORGANIZATION, WHICH WAS ADOPTED BY THE BOARD OF TRUSTEES OF THE BANK AND APPROVED BY STATE AND FEDERAL REGULATORS. A COPY OF THE PLAN OF REORGANIZATION MAY BE OBTAINED FROM ANY BANK OFFICE OR BY CALLING THE STOCK INFORMATION CENTER.

VOTING ON THE PLAN DOES NOT AFFECT DEPOSIT OR LOAN ACCOUNTS AT THE BANK, AND DOES NOT OBLIGATE DEPOSITORS TO PURCHASE STOCK IN THE OFFERINGS.

8.   Q.   WHICH CUSTOMERS OF THE BANK ARE BEING ASKED TO VOTE ON THE PLAN?

     A. Depositors of the Bank, as of the Voting Record Date, will be eligible to vote on the Plan. The Voting Depositors have been provided with Proxy Cards and Proxy Statements describing the Plan.

          Each depositor, as of the Voting Record Date, will be entitled to cast one vote for each $100 or fraction thereof of the withdrawable value of any savings accounts in the Bank as of _____________, 1998, the Voting Record Date. Depositors eligible to vote are called "Voting Depositors". The maximum number of votes eligible to be cast by any depositor may not exceed 1,000. Approval of the Plan requires the affirmative vote of a majority of the total votes eligible to be cast, and 75% of the aggregate dollar amount of deposits of Voting Depositors entitled to vote at the Special Meeting of Depositors.

          THE BOARD OF TRUSTEES URGE DEPOSITORS TO VOTE FOR THE PLAN. NOT VOTING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN. Without sufficient favorable votes, the Reorganization cannot be completed. In that event, funds submitted by investors in connection with the Offerings would be promptly returned, with interest.

9.   Q.   HOW DO I VOTE BY PROXY?

     A. Please read the Proxy Statement that you receive. You may vote by completing, signing and returning the Proxy Card in the Proxy Return Envelope provided. PLEASE RESPOND PROMPTLY.

10.  Q.   WHY HAVE I RECEIVED MORE THAN ONE PROXY CARD?

     A.   If you have more than one deposit account at the Bank, you could
                                                                     -----
          receive more than one informational packet and each packet should contain a separate Proxy Card, depending on the ownership structure of your accounts. PLEASE VOTE, SIGN AND PROMPTLY RETURN ALL PROXY CARDS.

11.  Q.   AM I OBLIGATED TO PURCHASE STOCK IF I VOTE IN FAVOR OF THE PLAN?

     A. No. Voting in no way obligates you to subscribe for stock. To subscribe for stock, you must submit your order on a separate order form along with the appropriate payment.

                                 THE OFFERINGS

INVESTMENT IN COMMON STOCK INVOLVES CERTAIN RISKS. BEFORE MAKING AN INVESTMENT DECISION, PLEASE CAREFULLY READ THE ENCLOSED PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS."

12.  Q.   WHO MAY PURCHASE CONVERSION STOCK IN THE OFFERINGS?

     A. The Offerings consist of (i) a SUBSCRIPTION OFFERING to certain past and current depositors of the Bank and (ii) COMMUNITY OFFERING, INITIALLY, to certain residents of Niagara, Genessee, Erie and Orleans Counties in Western New York State.

          The common stock is being offered in the following order of priority:
          (i) depositors of the Bank with account balances of $100 or more as of the close of business on August 31, 1996 ("Eligible Account Holders"); (ii) the ESOP; and (iii) depositors of the Bank with account balances of $100 or more as of the close of business on ________, __, 1998 ("Supplemental Eligible Account Holders").

          To the extent that shares remain available for purchase, a Community Offering, if any, may commence without notice at any time after the commencement of the Subscription Offering and may terminate at any time without notice but may not terminate later than _______, 1998. The right of any person to purchase shares in the Community Offering, if any, is subject to the absolute right of the Board to accept or reject such purchases in whole or in part. Preference will be given in the Community Offering to permanent residents of Niagara, Genessee, Erie, Orleans, Wyoming, Cattaraugus, Chautauqua and Allegheny Counties.

13.  Q.   WHAT IS THE PRICE PER SHARE?

     A. The shares of Conversion Stock are being offered at a Purchase Price of $_____ per share. All subscribers will pay the same price per share.

14.  Q.   WHEN MUST ONE PLACE AN ORDER FOR SHARES OF STOCK?

     A. Eligible depositors wishing to exercise their subscription rights must return a completed Stock Order Form to LOCKPORT SAVINGS BANK, together with full payment or appropriate instructions authorizing a withdrawal from a LOCKPORT SAVINGS BANK deposit account, on or prior to the close of the Subscription Offering which will be 12:00 noon, Eastern time on _________, 1998, the expiration date of the Subscription Offering.

15.  Q.   HOW DOES ONE PAY FOR STOCK DURING THE OFFERING?

     A. First, one may pay for stock with cash (if delivered in person to a LOCKPORT SAVINGS BANK office) or by check or money order. Subscription funds will earn interest at the Bank's passbook rate from the day the Bank receives them until the completion or termination of the Reorganization.

          Second, one may authorize the bank to withdraw funds from a LOCKPORT SAVINGS BANK savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for the account until completion of the offering at which time funds will be withdrawn for the stock purchase. Funds remaining in this account (if any) will continue to earn at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case the depositor will receive interest at the passbook rate. A hold will be placed on the depositor's account for the amount specified for stock payment. Such subscribers will not have access to these funds from the day the Bank receives the stock order until the completion or termination of the Reorganization.

16.  Q.   HOW MANY SHARES OF STOCK WILL BE OFFERED?

     A. Niagara Bancorp is offering between _____ and _____ shares of its common stock at a price of $10.00 per share. The Offering may be increased to ______ shares without notice to you if market or financial conditions change prior to completion of the offering.

17.  Q.   WHAT IS THE MINIMUM AND MAXIMUM NUMBER OF SHARES WHICH MAY BE

          SUBSCRIBED FOR DURING THE OFFERING PERIOD?

     A. The minimum number of shares that may be purchased is ______________. The maximum number of shares will not exceed a total aggregate purchase price equal to about 1% of the offering. The exact amount will be determined after completion of the appraisal. [TO BE REVISED.]

18.  Q.   MUST ONE PAY A COMMISSION ON THE STOCK SUBSCRIBED FOR DURING THIS
          OFFERING?

     A. No. Subscribers will not pay a commission on stock purchased in the Subscription Offering, the Community Offering, if any, or Syndicated Community Offering, if any.

19.  Q.   WILL SUBSCRIBERS RECEIVE INTEREST ON FUNDS SUBMITTED FOR STOCK
          SUBSCRIPTIONS?

     A. Yes. LOCKPORT SAVINGS BANK will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the Subscription and Community Offerings until completion of the Reorganization.

20.  Q.   HOW MUCH STOCK DO THE TRUSTEES AND OFFICERS OF LOCKPORT SAVINGS BANK
          INTEND TO SUBSCRIBE FOR THROUGH THE SUBSCRIPTION OFFERING?

     A. Trustees and executive officers intend to subscribe for $________ in stock. The purchase price paid by trustees and officers will be the same as that paid by customers and the general public.

21.  Q.   ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE TO ANOTHER PARTY?

     A. No. Pursuant to federal regulations, Subscription Rights granted to Eligible Account Holders and Supplemental Eligible Account Holders may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling Subscription Rights will be subject to forfeiture of such rights and other penalties.

22.  Q.   IF A DEPOSITOR CLOSED AN ACCOUNT SEVERAL MONTHS AGO WILL THEY STILL BE
          ELIGIBLE TO SUBSCRIBE FOR STOCK?

     A. If they were an account holder with at least $100 on deposit on August 31, 1996, the Eligibility Record Date, or the Supplemental Eligibility Record Date, they may be eligible to subscribe for stock regardless of whether or not they continue to hold a LOCKPORT SAVINGS BANK account.

23.  Q.   MAY ONE OBTAIN A LOAN FROM LOCKPORT SAVINGS BANK USING STOCK AS
          COLLATERAL TO PAY FOR SHARES?

     A. No. Federal regulations do not allow the Bank to make loans for this purpose, but other financial institutions may make a loan for this purpose.

24.  Q.   WILL THE FDIC (FEDERAL DEPOSIT INSURANCE CORPORATION) INSURE THE
          SHARES OF STOCK?

     A. No. The shares will not be insured by the FDIC. No stock is insured. However, the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

25.  Q.   WILL THERE BE A MARKET FOR THE STOCK FOLLOWING THE CONVERSION?

     A. LOCKPORT SAVINGS BANK has never issued stock before, and consequently there is no established market for its common stock. The Bank intends to seek approval to have the common stock listed on the NASDAQ National Market System. CIBC Oppenheimer Corp. and Trident Securities, Inc. intend to make a market in the common stock. However, purchasers of common stock should recognize that no assurance can be given that an active and liquid trading market will develop or, if developed, will be maintained.

26.  Q.   CAN ONE PURCHASE STOCK USING FUNDS IN A LOCKPORT SAVINGS BANK IRA
          ACCOUNT?

     A. If one wishes to utilize Individual Retirement Account deposits held at LOCKPORT SAVINGS BANK to subscribe for stock, potential subscribers are encouraged to call the LOCKPORT SAVINGS BANK Stock Information Center for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions, but additional paperwork will be necessary. The deadline for using a Lockport IRA will be one week prior to the expiration of the offering.

27.  Q.   HOW DOES ONE OBTAIN FURTHER INFORMATION CONCERNING THE STOCK OFFERING?

     A. All interested investors are invited to call the Stock Information Center for further information or for a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card. The Stock Information Center will be set up so that it can assist customers in their purchase of stock and answer their questions concerning the Reorganization.

     THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NIAGARA BANCORP, INC. COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. IF YOU ARE CONSIDERING PURCHASING STOCK, YOU SHOULD READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (716)
_______________.

     THE SHARES OF NIAGARA BANCORP, INC. COMMON STOCK BEING OFFERED IN THE OFFERINGS AND THE EXCHANGE ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                       IV.  Officer and Trustee Brochure

A.   Explanation

     An Officer and Trustee Brochure merely highlights in brochure form the purchase commitments shown in the Prospectus.

B.   Quantity

     An Officer and Trustee brochure is proposed to be sent out in the initial mailing to all the customers and stockholders of the Bank along with the Prospectus. Alternatively, the information contained in this brochure may be combined with the Question and Answer brochure.

                         TRUSTEE AND EXECUTIVE OFFICER
                              INTENDED PURCHASES

                                                      Number of        Percent
Name                      Aggregate Purchase Price      Shares       at Midpoint
----                      ------------------------      ------       -----------
All trustees and
executive officers of
the Bank as a
group (___ persons)

                                V. IRA Mailing

A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Bank.

B.   Quantity

     One IRA letter is proposed to be mailed to each IRA customer of the Bank. These letters would be mailed following regulatory approval of the Conversion and Reorganization and after each customer or stockholder has received the initial mailing containing a Proxy Statement and a Prospectus.

C.   Example - See following page.

                       Lockport Savings Bank Letterhead


                                ________, 1998


Dear Individual Retirement Account Participant:

     As you know, Lockport Savings Bank (the "Bank") is in the process of converting from the mutual form of ownership to the stock form of ownership whereby the Bank will become a wholly-owned subsidiary of Niagara Bancorp, Inc. (the "Company") which will own all of the stock of the Bank. Through the Conversion and Reorganization, certain current and former customers have a priority right to purchase shares of common stock of the Company in a Subscription Offering. The Company currently is offering up to __________ shares, subject to adjustment, of the Company at a price of $10.00 per share.

     As the holder of an individual retirement account ("IRA") at the Bank, you have an opportunity to become a stockholder in the Company using some or all of the funds being held in your IRA. If you desire to purchase shares of common stock of the Company through your IRA, the Bank can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

     If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (716) ____________. Because it may take several days to process the necessary IRA forms, a response is requested (but not required) by _______, 1998 to accommodate your interest.


                                        Sincerely,


                                        William E. Swan
                                        President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy Niagara Bancorp, Inc. Common Stock. The offer is made only by the Prospectus, which was recently mailed to you. THE SHARES OF NIAGARA BANCORP, INC. COMMON STOCK ARE NOT DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE
                                ---
CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                      VI. Counter Cards and Lobby Posters

A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to the Bank's customers and members of the local community that the stock sale is underway and (2) to remind customers and members of the local community of the end of the Subscription and Community Offerings.

B.   Quantity

     Approximately 2 - 3 Counter cards may be used in each branch location.

     Approximately 1 - 2 Lobby posters may be used at each branch office.

C.   Example

C.                                                               POSTER
                                                                  OR
                                                                 COUNTER CARD

                             Niagara Bancorp, Inc.

                         Proposed Holding Company for

                             Lockport Savings Bank


                           "STOCK OFFERING MATERIALS
                                AVAILABLE HERE"


                   Subscription and Community Offerings End

                                 _______, 1998

                               VII. Invitations

A.   Explanation

     In order to educate customers and the public about the stock offering, the Bank may hold several Community Meetings in various locations. In an effort to target a group of interested investors Trident will request that each Trustee and Officer of the Bank submit a list of prospective investors that he/she would like to invite to a Community Meeting.

     Prospectuses are given to each prospect at the Community meeting.

B.   Quantity and Method of Distribution

     An invitation is mailed to each prospect.

                      The Trustees, Officers & Employees

                                      of

                             Lockport Savings Bank

                             cordially invite you

                        to attend a brief presentation

                        regarding the stock offering of

                             Niagara Bancorp, Inc.

                               Please join us at

                                     Place

                                    Address

                                      on

                                     Date

                                    at Time

                              for hors d'oeuvres

R.S.V.P.
(716) _________________

                                 VIII. Letters

A.   Explanation

     Once the application for Conversion and Reorganization has received regulatory approval, the Bank may send out a series of up to three letters to targeted prospects. These letters are used to help facilitate the marketing effort to this group. All prospects will receive a Prospectus as soon as they are available.

B.   Method of Distribution

     Each prospect is sent a series of up to three letters during the Subscription and Community Offerings.

C.   Examples

     1.   Introductory letter
     2.   A.   Thank you letter
               or
          B.   Sorry you were unable to attend letter
     3.   Final reminder letter

                                                                      Example 1

                (Introductory Letter) (non-eligible prospects)

                      (Lockport Savings Bank Letterhead)

                                 _______, 1998


Name
Address
City, State, Zip

Dear Name:

     You have probably read recently in the newspaper that Lockport Savings Bank (the "Bank") will soon be converting from the mutual holding company form of organization to stock form as part of our Reorganization as a mutual holding company. This Conversion and Reorganization is the biggest step in the history of the Bank in that it allows customers, community members, employees, officers and trustees the opportunity to subscribe for stock in our new holding company - Niagara Bancorp, Inc. (the "Company").

     I have enclosed a Prospectus and a Stock Order Form that will allow you to subscribe for shares and possibly become a charter stockholder of the Company should you so desire. In addition, we will be holding several presentations for friends of the Bank in order to review the Conversion and Reorganization and the merits of becoming a charter stockholder of the Company. You will receive an invitation shortly.

     I hope that if you have any questions you will feel free to call me or the Bank's Stock Information Center at (716) _____________. I look forward to seeing you at our presentation.


                                   Sincerely,

                                   William F. Swan
                                   President and Chief Executive Officer

The shares of Common Stock offered in the Conversion and Reorganization are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                                                      Example 2A

                              (Thank You Letter)

                      (Lockport Savings Bank Letterhead)

                               ___________, 1998


Name
Address
City, State, Zip

Dear Name:

     On behalf of the Board of Trustees and management of Lockport Savings Bank, I would like to thank you for attending our recent presentation regarding the stock offering by Niagara Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offerings on or about _______, 1998.

     I hope that you will join me in being a charter stockholder, and once again thank you for your interest.


                                   Sincerely,


                                   William E. Swan
                                   President and Chief Executive Officer


The shares of Common Stock offered in the Conversion and Reorganization are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                                                 Example 2B

                       (Sorry You Were Unable to Attend)

                      (Lockport Savings Bank Letterhead)

                             _______________, 1998


Name
Address
City, State, Zip

Dear Name:

     I am sorry you were unable to attend our recent presentation regarding Lockport Savings Bank's Conversion and Reorganization. The Board of Trustees and management are committed to building long term stockholder value, and as a group we are investing over $______ of our own funds in Niagara Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offerings on or about _______, 1998.

     We have established a Stock Information Center to answer any questions regarding the stock offering. Should you require any assistance between now and _______, I encourage you either to stop by any office of Lockport Savings Bank or to call our Stock Information Center at (716) ____________.

     I hope you will join me in becoming a charter stockholder of Niagara Bancorp, Inc.


                                   Sincerely,


                                   William E. Swan
                                   President and Chief Executive Officer


The shares of Common Stock offered in the Conversion and Reorganization are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                                                 Example 3

                            (Final Reminder Letter)

                      (Lockport Savings Bank Letterhead)

                               ___________, 1998


Name
Address
City, State, Zip

Dear Name:

     Just a quick note to remind you that the deadline is quickly approaching for subscribing for stock in Niagara Bancorp, Inc., the proposed holding company for Lockport Savings Bank. I hope you will join me in becoming a charter stockholder in Western New York's newest publicly owned financial institution holding company.

     The deadline for subscribing for shares to become a charter stockholder is _______, 1998. If you have any questions, I hope you will call our Stock Information Center at (716) __________________.

     Once again, I look forward to having you join me as a stockholder of Niagara Bancorp, Inc.


                                   Sincerely,


                                   William E. Swan
                                   President and Chief Executive Officer

The shares of Common Stock offered in the Conversion and Reorganization are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                 IX. Proxygram

A.   Explanation

     A proxygram is used when the majority of votes needed to adopt the Plan of Conversion and Reorganization is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     Target vote depositors are determined by the Conversion Agent.

B.   Example

B.   Example
________________________________________________________________________________

                               P R O X Y G R A M

                             LOCKPORT SAVINGS BANK


YOUR VOTE ON OUR PLAN OF CONVERSION AND REORGANIZATION HAS NOT BEEN RECEIVED.
---------                                              ---------------------

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO
---------------------------
VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION AND REORGANIZATION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNT. IT WILL CONTINUE TO BE INSURED UP TO $100,000 BY THE FEDERAL
               ------------------------------------------------------------
DEPOSIT INSURANCE CORPORATION.
-----------------------------

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     ----------------------------
PROXY CARD TO LOCKPORT SAVINGS BANK TODAY. PLEASE VOTE ALL PROXY CARDS RECEIVED.
                                                       ---

WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION AND REORGANIZATION. THANK YOU.


                         THE BOARD OF TRUSTEES AND MANAGEMENT OF
                         LOCKPORT SAVINGS BANK

________________________________________________________________________________

                      IF YOU RECENTLY MAILED THE PROXY,
             PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                FOR FURTHER INFORMATION CALL (716) __________.